Exhibit 99.1

Pingtan Marine Enterprise Reports Financial Results for the Second Quarter and Six Months Ended June 30, 2018

Company to Hold Conference Call on Friday, August 10, 2018, at 8:30 AM ET

FUZHOU, China, Aug. 9, 2018 /PRNewswire/ -- Pingtan Marine Enterprise Ltd. (Nasdaq: PME), ("Pingtan" or the "Company") a global fishing company based in the People's Republic of China (PRC), today announced its unaudited financial results for the second quarter and six months ended June 30, 2018.

The Company's recent notable events are as follows:

●	May 31, 2018: The Company announced that Chairman and Chief Executive Officer, Mr. Xinrong Zhuo has advised the Company that he intends to continue to purchase ordinary shares of Pingtan from time to time, subject to market conditions.

●	July 17, 2018: The Company announced a quarterly cash dividend of $0.01 per ordinary share outstanding, which will be paid on or about August 15, 2018 to shareholders of record on July 31, 2018. This marked the fifteenth consecutive quarterly dividend paid by the Company.

Management Comments

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, "In the second quarter 2018, our overall financial results declined compared to the same period last year. On the one hand, five of our large-scale vessels were sent to shipyard for maintenance; on the other hand, both the sale volume and the unit selling price dropped for this quarter, especially the prices of species with high added value, which were significantly lower than last year.  Once the vessels that were sent to shipyard complete maintenance and are put into operation, which should be by the end of this year, along with the addition of the anticipated operation of the 27 rebuilt new vessels, the Company expects that there will be a significant increase in both fishing capacity and sale volume."

Factors Affecting Pingtan's Results of Operation – The Indonesian government's moratorium on fishing licenses renewals:

As previously disclosed in our Forms 10-K and 10-Q filed since 2015, in early December 2014, the Indonesian government introduced a six-month moratorium on issuing new fishing licenses and renewals so that the country's Ministry of Maritime Affairs and Fisheries ("MMAF") could combat illegal fishing and rectify ocean fishing order. In February 2015, Pingtan ceased all fishing operations in Indonesia.  During the moratorium, the Company was informed that fishing licenses of four vessels operated through PT. Avona, one of the local companies through which Pingtan conducts business in Indonesia, and the fishery business license of PT. Dwikarya, the other local company through which the Company conducts business in Indonesia, were revoked. As a result and because license renewal was prohibited due to the general moratorium, all local fishing licenses of the Company's vessels in Indonesia are presently inactive. The MMAF has not yet restored license issuing or renewal process for vessels built abroad.

In November 2015, the Indonesian government announced that the moratorium had concluded. As the MMAF has not implemented new fishing policies and resume the license renewal process, the Company does not know when exactly licensing and renewal will start.  Since the Company historically derived a majority of its revenue from this area, this ban has caused a significant drop in production.

In September 2017, the Company was informed that the fishing licenses of 13 vessels deployed to the Indo-Pacific waters were suspended and the vessels were docked in the port by the Ministry of Agriculture and Fisheries ("MAF") of the Democratic Republic of Timor-Leste. The MAF alleged and investigated whether false statements were made during the licensing process and the vessels were simultaneously registered in Indonesia.  The Company disputed these allegations and the government of Timor-Leste eventually agreed to release these vessels as no evidence was presented to support such allegations. The 13 vessels have returned to China for regular maintenance.

As of June 30, 2018, among the Company's 140 vessels, 12 are located in the Bay of Bengal in India; 6 are located in international waters; 5 vessels (including 1 refrigerated transport vessel) are licensed to operate in international waters but returned to China for maintenance; 13 have returned to China from the Democratic Republic of Timor-Leste due to the reason described above; and 27 vessels are in the modification and rebuilding project. The remaining 77 vessels are licensed by the MOA to operate in the Arafura Sea in Indonesia. The vessels in Indonesian waters, however, are not in operation because the licenses are currently inactive due to either the moratorium discussed above, the revocation of the fishery business license of the local entity through which the vessels operate, or, with respect to four vessels, the revocation of the local fishing licenses.

Second Quarter 2018 Financial Highlights (all results are compared to prior year period)

●	Revenue was $13.6 million, gross profit was $7.0 million and gross margin was 51.1%, compared to revenue of $35.7 million, gross profit of $12.3 million and gross margin of 34.5%.

●	Net income attributable to owners of the Company was $2.9 million, or $0.04 per basic and diluted share, compared to net income attributable to owners of the Company of $9.0 million, or $0.11 per basic and diluted share.

Second Quarter 2018 Selected Financial Highlights

($ in millions, except per share data)	Three Months ended June 30,
	2018	2017
	(Unaudited)	(Unaudited)
Revenue	$13.6	$35.7
Cost of Revenue	$6.7	$23.4
Gross Profit	$7.0	$12.3
Gross Margin	51.1%	34.5%
Net income attributable to owners of the Company	$2.9	$9.0
Basic and Diluted Weighted Average Shares Outstanding	79.1	79.1
EPS (in $)	$0.04	$0.11

Balance Sheet Highlights

($ in millions, except per share data)	6/30/2018	12/31/2017
	(Unaudited)	(Audited)
Cash and Cash Equivalents	$1.5	$2.0
Total Current Assets	$18.9	$20.8
Total Assets	$206.7	$201.1
Total Current Liabilities	$44.5	$36.4
Total Long-term Debt, net of current portion	$14.1	$17.2
Total Liabilities	$58.5	$53.6
Shareholders' Equity	$148.2	$147.5
Total Liabilities and Shareholders' Equity	$206.7	$201.1
Book Value Per Share (in $)	$1.87	$1.87

Consolidated Financial and Operating Review

Revenues

Revenues for the three months ended June 30, 2018 were $13.6 million and decreased 61.9% from $35.7 million of the same period in 2017. The decrease was mainly attributable to sales volume decrease of 30.2%, as well as the average unit sale price decrease of 45.2% for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017.

For the six months ended June 30, 2018, the Company's revenues were $24.5 million compared to $41.4 million in the first half of 2017. The decrease was primarily due to a decrease in sales volume because fewer vessels are under operation, as well as lower average unit sale price due to the different sales mix.

Gross Margin

The Company's gross margin was 51.1% for the three months ended June 30, 2018, compared to 34.5 % in the prior-year period.  The significant increase was primarily attributable to the decrease in the unit production cost of fish.

For the six months ended June 30, 2018, gross margin increased to 51.3% from 32.8% in the same period of 2017. The increase was primarily due to the same reasons described above.

Selling Expenses

Selling expenses were $0.4 million for the three months ended June 30, 2018, compared to $0.2 million in the prior-year period.

The increase was due to increase in shipping and handling fees as a result of an increased number of deliveries from Customs to warehouse, and the storage fees occurred during the processing of products to be sold to JD.com compared to prior year period.

For the six months ended June 30, 2018, selling expenses were $0.9 million compared to $0.6 million in the same period of 2017. The increase was primarily due to the same reasons described above.

General & Administrative Expenses

For the three months ended June 30, 2018, general and administrative expenses were $3.0 million, compared to $2.4 million in the prior-year period. The increase was due to an increase in professional fees, compensation and related benefits and other general and administrative expenses, offset by a decrease in travel and entertainment expense and recorded bad debt recovery as compared to bad debt expense in the prior year period.

For the six months ended June 30, 2018, general and administrative expenses were $6.1 million compared to $4.7 million in the same period of 2017. The increase was primarily due to the same reasons described above.

Net Income

Net income for the three months ended June 30, 2018 was $3.3 million compared to net income of $9.8 million in the same period of 2017.

For the six months ended June 30, 2018, net income was $4.3 million, compared to $20.7 million in prior year period.

Net Income Attributable to Owners of the Company

For the three months ended June 30, 2018, net income attributable to owners of the Company was $2.9 million, or $0.04 per basic and diluted share, compared to net income attributable to owners of the Company of $9.0million, or $0.11 per basic and diluted share, in the same period of 2017. The decrease was primarily due to the factors described above.

For the six months ended June 30, 2018, net income attributable to owners of the Company was $3.8 million, or $0.05 per basic and diluted share, compared to net income attributable to owners of the Company of $18.9 million, or $0.24 per basic and diluted share, in the same period of 2017.

Conference Call Details

Pingtan also announced that it will discuss financial results in a conference call on Friday, August 10, 2018, at 8:30 AM ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free): +1 877-407-0310
Live Participant Dial In (International): +1 201-493-6786

To listen to the live webcast, please go to http://www.ptmarine.com and click on the conference call link at the top of the page or go to: http://ptmarine.equisolvewebcast.com/q2-2018. This webcast will be archived and accessible through the Company's website for approximately 30 days following the call.

About Pingtan

Pingtan is a global fishing company engaging in ocean fishing through its subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934.  Although forward-looking statements reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Risks include the ability to successfully finish the modification and rebuilding of the 27 vessels, complete the maintenance of the large-scale vessels and begin fishing operations as expected; unanticipated delays in the modification, rebuilding and maintenance process; need for additional capital and the availability of financing; our ability to successfully manage relationships with customers, distributors and other important relationships; technological changes; competition; demand for our products and services; the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; legislative or regulatory changes that may adversely affect our business and operations, including suspension or revocation of licenses;  operational, mechanical, climatic or other unanticipated issues that adversely affect the production capacity of the Company's fishing vessels and their ability to generate expected annual revenue and net income;  inability to sell products to the end-customer at the levels anticipated; and other risk factors  contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu
Chief Financial Officer
Pingtan Marine Enterprise Ltd.
Tel: +86 591 87271753
ryu@ptmarine.net

Maggie Li
Investor Relations Manager
Pingtan Marine Enterprise Ltd.
Tel: +86 591 8727 1753
mli@ptmarine.net

INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.
Adam Prior, Senior Vice President
Tel: (212) 836-9606
aprior@equityny.com

Katherine Yao, Senior Associate
Tel: +86 10 5661 7012
kyao@equityny.com

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED) (IN U.S. DOLLARS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

REVENUE	$13,606,170	$35,695,881	$24,490,438	$41,357,021

COST OF REVENUE	6,650,634	23,391,710	11,934,350	27,810,560

GROSS PROFIT	6,955,536	12,304,171	12,556,088	13,546,461

OPERATING EXPENSES:
Selling	380,350	178,575	861,801	567,293
General and administrative	1,521,671	1,259,793	3,081,268	2,347,665
General and administrative - depreciation	1,479,214	1,184,586	3,045,233	2,363,543
Grant income	-	(30,365)	(1,052,112)	(12,749,640)
Loss on fixed assets disposal	(2,705)	-	2,178,750	-

Total Operating Expenses	3,378,530	2,592,589	8,114,940	(7,471,139)

INCOME FROM OPERATIONS	3,577,006	9,711,582	4,441,148	21,017,600

OTHER INCOME (EXPENSE):
Interest income	14,768	4,043	34,532	151,426
Interest expense	(195,309)	(648,333)	(657,568)	(1,351,409)
Foreign currency transaction (loss) gain	(407,777)	446,431	166,215	544,882
Gain from cost method investment	397,420	314,818	397,420	314,818
Loss on equity method investment	(50,164)	(13,915)	(61,115)	(20,167)
Other expense	(685)	(3,812)	(685)	(3,812)

Total Other Income (Expense), net	(241,747)	99,232	(121,201)	(364,262)

INCOME BEFORE INCOME TAXES	3,335,259	9,810,814	4,319,947	20,653,338

INCOME TAXES	-	-	-	-

NET INCOME	$3,335,259	$9,810,814	$4,319,947	$20,653,338

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	389,775	853,403	502,170	1,775,773

NET INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$2,945,484	$8,957,411	$3,817,777	$18,877,565

COMPREHENSIVE (LOSS) INCOME:
NET INCOME	3,335,259	9,810,814	4,319,947	20,653,338
OTHER COMPREHENSIVE (LOSS) INCOME
Unrealized foreign currency translation (loss) gain	(7,654,890)	2,041,844	(2,050,982)	2,682,892
COMPREHENSIVE (LOSS) INCOME	$(4,319,631)	$11,852,658	$2,268,965	$23,336,230
LESS: COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	(222,538)	1,014,545	338,071	1,987,571
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$(4,097,093)	$10,838,113	$1,930,894	$21,348,659

NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY
Basic and diluted	$0.04	$0.11	$0.05	$0.24

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	79,055,053	79,055,053	79,055,053	79,055,053

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED) (IN U.S. DOLLARS)
	June 30, 2018	December 31, 2017
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash	$1,467,453	$2,005,540
Restricted cash	-	1,821,187
Accounts receivable, net of allowance for doubtful accounts	10,442,252	13,012,671
Inventories, net of reserve for inventories	6,051,576	3,560,261
Prepaid expenses	844,367	110,536
Other receivables	110,909	273,151

Total Current Assets	18,916,557	20,783,346

OTHER ASSETS:
Cost method investment	3,173,836	3,213,859
Equity method investment	30,082,519	30,521,466
Prepayment for long-term assets	-	11,577,057
Property, plant and equipment, net	154,561,662	135,042,467

Total Other Assets	187,818,017	180,354,849

Total Assets	$206,734,574	$201,138,195

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$15,521,921	$4,301,146
Accounts payable - related parties	1,248,419	1,803,698
Short-term bank loans	6,043,801	14,600,978
Long-term bank loans - current portion	5,894,266	5,968,596
Accrued liabilities and other payables	4,312,122	5,354,616
Due to related parties	11,465,468	4,386,901

Total Current Liabilities	44,485,997	36,415,935

OTHER LIABILITIES:
Long-term bank loans - non-current portion	14,055,557	17,217,104

Total Liabilities	58,541,554	53,633,039

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Equity attributable to owners of the company:
Ordinary shares ($0.001 par value; 225,000,000 shares authorized; 79,055,053 shares issued and outstanding at June 30, 2018 and December 31, 2017)	79,055	79,055
Additional paid-in capital	81,682,599	81,682,599
Retained earnings	42,585,865	40,349,189
Statutory reserve	12,978,343	12,978,343
Accumulated other comprehensive loss	(7,618,772)	(5,731,889)
Total equity attributable to owners of the company	129,707,090	129,357,297
Non-controlling interest	18,485,930	18,147,859

Total Shareholders' Equity	148,193,020	147,505,156

Total Liabilities and Shareholders' Equity	$206,734,574	$201,138,195

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (IN U.S. DOLLARS)
	For the Six Months Ended June 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,319,947	$20,653,338
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	4,762,731	4,292,368
(Decrease) increase in allowance for doubtful accounts	(40,412)	202,678
Increase in reserve for inventories	59,293	-
Loss on equity method investment	61,115	20,167
Loss on disposal of fixed assets	2,178,750	3,812
Changes in operating assets and liabilities:
Accounts receivable	2,542,265	(1,233,136)
Inventories	(2,694,938)	4,030,297
Advances to suppliers	-	1,584,068
Prepaid expenses	(763,537)	8,172
Prepaid expenses - related parties	-	(583,668)
Other receivables	165,932	29,995,368
Other receivables - related party	-	927,098
Accounts payable	(1,260,101)	(23,390)
Accounts payable - related parties	(553,347)	5,951,364
Accrued liabilities and other payables	(1,013,530)	1,360,541
Due to related parties	4,075,326	(12,754,441)

NET CASH PROVIDED BY OPERATING ACTIVITIES	11,839,494	54,434,636

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(6,157,014)	(38,750,974)
Proceeds from government grants for fishing vessels construction	2,286,575	2,911,335
Payments for equity method investment	-	(291,134)

NET CASH USED IN INVESTING ACTIVITIES	(3,870,439)	(36,130,773)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	-	8,500,000
Repayments of short-term bank loans	(8,500,000)	(7,921,692)
Repayments of long-term bank loans	(3,060,696)	(8,632,109)
Advances from related parties	2,991,809	2,032,902
Payments made for dividend	(1,581,101)	(1,581,101)

NET CASH USED IN FINANCING ACTIVITIES	(10,149,988)	(7,602,000)

EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(178,341)	243,557

NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,359,274)	10,945,420
CASH,CASH EQUIVALENTS AND RESTRICTED CASH - beginning of period	3,826,727	3,732,318

CASH,CASH EQUIVALENTS AND RESTRICTED - end of period	$1,467,453	$14,677,738

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$423,528	$1,412,542
Income taxes	$-	$-

RECONCILIATION TO AMOUNTS ON CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	1,467,453	11,415,456
Restricted cash	-	3,262,282
TOTAL CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$1,467,453	$14,677,738
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property and equipment by decreasing prepayment for long-term assets	$11,873,429	$1,018,967
Property and equipment acquired on credit as payable	$12,968,879	1,516,341